                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
            AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 1)*

                                   ARIBA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   04033V 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/00
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)

         / / Rule 13d-1(c)

         /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 6 Pages


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-------------------                                          -------------------
CUSIP NO. 126946102                   13 G                    Page 2 of 6 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON      KEITH J. KRACH

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /     (b) / /
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER
                              18,631,164
 NUMBER OF     -----------------------------------------------------------------
  SHARES             6        SHARED VOTING POWER
BENEFICIALLY                            0
OWNED BY EACH  -----------------------------------------------------------------
 REPORTING           7        SOLE DISPOSITIVE POWER
  PERSON                      18,631,164
   WITH        -----------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON
          18,631,164
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.4%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          Individual
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 126946102                   13 G                    Page 3 of 6 Pages
-------------------                                          -------------------


               ITEM 1.

         (a)   NAME OF ISSUER: Ariba, Inc. (the "Company")
         (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               1565 Charleston Road, Mountain View, CA 94043.

               ITEM 2.

     Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

         (a)   Keith J. Krach
         (b)   c/o Ariba, Inc., 1565 Charleston Road, Mountain View, CA 94043
         (c)   US
         (d)   Common Stock
         (e)   04033V 10 4

               ITEM 3.

     [Not Applicable.]

               ITEM 4.

     (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:


                       Common Stock                                               Dispositive
 Filing Person       Beneficially Owned     % of Class(1)        Voting Power        Power
 -------------       ------------------     --------------        ------------       -----

Keith J. Krach          18,631,164              7.4%                   Sole           Sole
                                                                  [sole/shared]   [sole/shared]

               (1) All percentages in this table are based on the 250,460,677 shares of Common Stock of the Company outstanding, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 as filed with the Securities and Exchange Commission.

               [Additional footnotes may be required to describe voting or dispositive arrangements between related entities (e.g., venture funds).]

               ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         [Not Applicable.]

-------------------                                          -------------------
CUSIP NO. 126946102                   13 G                    Page 4 of 6 Pages
-------------------                                          -------------------



               ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         [Not Applicable.]

               ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         [Not Applicable.]

               ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                        GROUP

         [Not Applicable.]

               ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         [Not Applicable.]

               ITEM 10. CERTIFICATION

         [Not Applicable.]

-------------------                                          -------------------
CUSIP NO. 126946102                   13 G                    Page 5 of 6 Pages
-------------------                                          -------------------

                       [MATERIAL TO BE FILED AS EXHIBITS]

-------------------                                          -------------------
CUSIP NO. 126946102                   13 G                    Page 6 of 6 Pages
-------------------                                          -------------------



                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001



                                 By: /s/ KEITH J. KRACH
                                     -------------------------------------------
                                 Name: Keith J. Krach
                                 Title: Chairman and Chief Executive Officer